Exhibit 99.1

Contacts:

Media	Investor Relations
Scott Sayres	Mark Macaluso
(480) 257-8921	(973) 455-2222
scott.sayres@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL ANNOUNCES DARIUS ADAMCZYK TO ASSUME
CHAIRMAN TITLE IN APRIL 2018; NAMES DUNCAN B. ANGOVE TO
BOARD OF DIRECTORS

•	Board of Directors nominates Adamczyk to serve as both Chairman and CEO beginning after Honeywell’s Annual Shareowners Meeting on April 23

•	Single leader will help Honeywell navigate a period of significant portfolio change and drive a strategic shift toward becoming a software-industrial leader

•	Angove, who is President of Infor Inc. with more than two decades of global experience in software and digital transformation, will serve as an independent Director and stand for re-election at Honeywell’s Annual Shareowners Meeting

MORRIS PLAINS, N.J., February 14, 2018 – Honeywell (NYSE: HON) today announced that its Board of Directors has nominated President and CEO Darius Adamczyk to serve as Chairman when current Chairman Dave Cote retires at the end of April 2018. In addition, Duncan B. Angove, 51, President of Infor, Inc. has been elected to Honeywell’s Board as an independent Director and will stand for re-election at Honeywell’s Annual Shareowners’ Meeting on April 23.

“We have a long track record of outstanding performance under a unified leadership structure in which the roles of Chairman and CEO were combined,” said Jaime Chico Pardo, Honeywell’s Lead Director. “Following an evaluation of the strength of Darius’s character, the quality of his leadership and the likelihood that his service as both Chairman and CEO will enhance company performance, the Board concluded that Darius will provide decisive strategic leadership and strong execution of Honeywell’s significant portfolio change and deployment of our core technological strengths related to software, data analytics and the Industrial Internet of Things. We are confident that our highly independent Board and strong Lead Director role can provide the appropriate support and oversight of a combined Chairman and CEO.”

Cote, who was Honeywell’s Chairman and CEO until March 2017, said, “Darius has demonstrated the ability to lead decisively in his prior roles at Honeywell and more recently as CEO, where his strategic vision and clarity of purpose have been amply displayed. The flawless transition to Darius’s leadership over the past two years has played a major role in Honeywell’s continued outperformance. I have no doubt that Darius has the integrity, leadership attributes, skills and intellect to lead Honeywell successfully as Chairman and CEO for many years to come.”

“It is a privilege and honor to be named Chairman with the full support of Dave and our strong and capable Board,” Adamczyk said. “I look forward to working with our outstanding Board and leadership team and our talented global workforce to continue to accelerate Honeywell’s organic growth, drive margin expansion and provide increased value as the world’s leading software-industrial company. We are uniquely positioned to blend advanced software with leading physical products to focus on high-growth end markets.”

Adamczyk, 52, was named President and Chief Executive officer on March 31, 2017, after having served as Chief Operating Officer since early 2016. Prior to that, he served as President and CEO of Honeywell Performance Materials and Technologies (PM&T), a global leader in the development of high-performance products and solutions, leading technologies for the global refining and petrochemicals industry, and process solutions. Before that, he was President of Honeywell Process Solutions (HPS), a global leader in automation and control systems. He became President of Honeywell Scanning & Mobility in 2008 when Metrologic, where he was Chief Executive Officer, was acquired by Honeywell.

Prior to Honeywell, Adamczyk held several general management assignments at Ingersoll Rand, served as a Senior Associate at Booz Allen Hamilton and started his career as an electrical engineer at GE. Adamczyk earned a bachelor’s degree in electrical engineering at Michigan State University, a master’s degree in computer engineering at Syracuse University, and an M.B.A. at Harvard University.

Duncan Angove has served since 2010 as President of Products and Support at Infor Inc. (formerly Infor Global Solutions), a privately-held $2.8 billion provider of enterprise software products and services. Angove is responsible for R&D, engineering, support, design agency, data science lab and Infor’s cloud business. Angove also held senior management roles at Oracle Corporation (NASDAQ: ORCL) and Retek after starting his career at Andersen Consulting. He previously served on the Board of Directors of 8thBridge, Inc.

“Duncan is a proven leader in the technology industry, with global experience in software and digital transformation for more than two decades,” Adamczyk said. “During his tenure at Infor, he has continuously positioned the company for new growth, guided it through changes in software distribution models and helped propel it to become an industry innovator with results-driven data. Duncan brings exceptional leadership and strong business acumen to Honeywell’s Board. We are confident in Duncan’s abilities to contribute to Honeywell’s mission of building a smarter, safer and more sustainable world.”

Honeywell (www.honeywell.com) is a Fortune 100 software-industrial company that delivers industry specific solutions that include aerospace and automotive products and services; control technologies for buildings, homes, and industry; and performance materials globally. Our technologies help everything from aircraft, cars, homes and buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.

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